TREDEGAR REPORTS SECOND QUARTER 2026 RESULTS
•Increased second quarter 2026 results, with net income from continuing operations of $6.0 million, or $0.17 per diluted share, for the second quarter of 2026 compared to $1.8 million, or $0.05 per diluted share, for the second quarter of 2025.
•Net income from ongoing operations, which excludes special items, was $6.4 million, or $0.18 per diluted share, for the second quarter of 2026 compared to $1.8 million, or $0.05 per diluted share, for the second quarter of 2025.1
•Consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) from ongoing operations was $14.2 million for the second quarter of 2026 compared to $10.0 million for the second quarter of 2025.1
•Second quarter 2026 performance driven primarily by Aluminum Extrusions:
◦Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $14.5 million in the second quarter of 2026 versus $9.3 million in the second quarter of 2025 and versus $11.7 million in the first quarter of 2026.
◦EBITDA from ongoing operations for High Performance Films was $5.8 million in the second quarter of 2026 versus $6.7 million in the second quarter of 2025 and versus $5.1 million in the first quarter of 2026.
RICHMOND, VA--(BUSINESS WIRE)--August 7, 2026--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the period ended June 30, 2026.
CEO Commentary
“Tredegar delivered strong second quarter results, with higher EBITDA in Aluminum Extrusions driven by metal-related margin tailwinds,” said Dr. Arijit (Bapi) DasGupta, President and Chief Executive Officer of Tredegar. “Our businesses continued to generate solid profitability, even while market conditions remain mixed and influenced by ongoing economic uncertainty and trade policy.”
Dr. DasGupta continued, “We have been intensely focused on strengthening the foundation of Tredegar for long-term value creation. This year, we launched our transformation to ‘One Tredegar,’ aligning priorities across the organization and building a high-performance, nimble and results-driven culture that replaces a more siloed operating model, while keeping the safety of our employees front and center. As an example, our High Performance Films plant in Guangzhou, China has surpassed five years without a recordable incident. We have begun to make strategic leadership upgrades to increase accountability and deliver results, streamlined our organizational structure around limited corporate and shared services, and initiated company-wide actions to reduce costs, simplify complexity and accelerate decision-making.”
Looking ahead, Dr. DasGupta emphasized Tredegar’s focus on disciplined capital deployment and growth in higher-value markets. “We are establishing a rigorous capital allocation process designed to direct resources toward the highest-return opportunities and are working to strengthen our innovation pipeline and expand into attractive, higher-value adjacent markets within High Performance Films. In Aluminum Extrusions, we are advancing growth initiatives such as TSLOTS™ to capitalize on accelerating demand associated with data-center expansion and other structural growth trends.”
Dr. DasGupta concluded, “Although much of this work is still in its early stages, we expect targeted benefits from our cost-reduction and operational-improvement initiatives to begin materializing in the next six to nine months. We remain focused on operational excellence, disciplined execution, and delivering sustainable growth in profitability, cash generation and shareholder value.”

OPERATIONS REVIEW
Aluminum Extrusions
A summary of results for Aluminum Extrusions (also “Bonnell Aluminum”) is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In thousands, except percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2026	2025	% Change	2026	2025	% Change
Sales volume (lbs)	38,318	40,690	(5.8)%	73,481	78,608	(6.5)%
Net sales	$184,129	$148,367	24.1%	$343,586	$281,999	21.8%
Variable costs	146,596	116,059	(26.3)%	273,929	219,582	(24.8)%
Manufacturing fixed costs[2]	12,340	11,760	(4.9)%	24,139	22,973	(5.1)%
Selling, general and administrative costs[2]	11,028	10,129	(8.9)%	19,933	19,541	(2.0)%
Other[3]	(345)	1,136	NM*	(607)	1,462	NM*
EBITDA from ongoing operations	$14,510	$9,283	56.3%	$26,192	$18,441	42.0%
Depreciation & amortization	(4,199)	(4,093)	(2.6)%	(8,244)	(8,319)	0.9%
EBIT from ongoing operations[4]	$10,311	$5,190	98.7%	$17,948	$10,122	77.3%
Capital expenditures	$3,660	$2,386		$8,349	$4,757
1.For reconciliations of these non-GAAP financial measures, to the most directly comparable measures calculated in accordance with GAAP, see Notes (a) and (f) to the Financial Tables in this press release.
2. Excludes related depreciation and amortization.
3. Includes segment allocated employee-related benefit expense (income).
4. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
*Not meaningful (“NM”)

Second Quarter 2026 Results vs. Second Quarter 2025 Results
Net sales (sales less freight) in the second quarter of 2026 increased 24.1% versus the second quarter of 2025 primarily due to the pass-through of higher metal costs, partially offset by lower volume. Sales volume in the second quarter of 2026 decreased 5.8% versus the second quarter of 2025 and increased 8.8% versus the first quarter of 2026. Bonnell Aluminum experienced a 16% decline in nonresidential building and construction volume, driven by higher costs, including significantly higher metal costs, and ongoing economic uncertainty. Nonresidential building and construction volume represented approximately 48% of total volume and remains Bonnell Aluminum’s most significant end-use market. Within the specialty market, consumer durables volume, representing 8% of total volume, decreased 18% due to consumer cautionary spending on discretionary purchases. Also within the specialty market, TSLOTSTM shipments, representing approximately 11% of total volume, increased 45%, supported by increased demand for data‑containment and data‑center infrastructure. Automotive and transportation volume declined 16%, reflecting continued cost pressures on manufacturers and lower sales compared with the prior year period, which benefited from tariff-related pull-forward demand in the second quarter of 2025. Automotive and transportation represents approximately 7% of total volume.
Refer to Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 (“Second Quarter Form 10-Q”) for sales volume by end use market for the three and six months ended June 30, 2026 and 2025, and the three months ended March 31, 2026.
Net new orders in the second quarter of 2026 increased slightly to an average of 3.2 million pounds per week versus an average of 3.1 million pounds per week in the second quarter of 2025, supported by increased activity in TSLOTSTM for modular aluminum framing systems and renewable energy applications. Open orders at the end of the second quarter of 2026 were 23 million pounds versus 25 million pounds at the end of the second quarter of 2025 and 19 million pounds at the end of the first quarter of 2026. This level of open orders falls within the normalized level that is typically associated with stable demand patterns and healthy market dynamics.
Market conditions remain impacted by U.S. trade policy. Following the increase in Section 232 aluminum tariffs to 50% in June 2025, Bonnell Aluminum experienced a decline in new orders of approximately 20%. Changes to the tariff structure announced in April 2026, which include measures intended to close the loophole that allowed undervalued aluminum extrusions to enter the U.S., appear to be contributing to a more balanced competitive environment.
Tariffs and duties continue to be passed through to customers under the Company’s metal‑cost adjustment mechanism. The Company implemented additional price increases in the first quarter of 2026 and the third quarter of 2025 to offset tariff‑related costs not covered by that mechanism.

EBITDA from ongoing operations in the second quarter of 2026 increased $5.2 million versus the second quarter of 2025, primarily due to:
•A $5.2 million increase in contribution margin (net sales less variable costs) associated with:
◦Lower volume ($1.9 million), higher labor rates ($2.0 million), unfavorable labor productivity primarily due to more labor intensive requirements for higher-value products ($1.0 million), higher maintenance, supply and die expense, partially associated with tariff impact ($0.8 million), and higher freight expense ($0.8 million), partially offset by pricing increases ($0.6 million) and favorable manufacturing costs primarily associated with casting capabilities due to scrap spreads, reflecting a wider cost differential between primary aluminum and recycled scrap input, and higher scrap utilization ($5.1 million favorable in the second quarter of 2026 versus $0.7 million unfavorable in the second quarter of 2025).
◦The timing of the flow-through under the first-in, first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $4.9 million in the second quarter of 2026 versus a charge of $0.7 million in the second quarter of 2025.
•Higher fixed costs primarily associated with wage and benefits increases ($0.5 million).
•Higher selling, general and administrative ("SG&A") expenses primarily associated with incentive compensation expense ($0.9 million).
•Lower other expense for lower employee-related medical costs associated with medical claims ($1.5 million).
The Company expects the benefit associated with FIFO inventory positions and metal price trends to be substantially neutralized during the third quarter.
First Six Months of 2026 Results vs. First Six Months of 2025 Results
Net sales in the first six months of 2026 increased 21.8% versus the first six months of 2025 primarily due to the pass-through of higher metal costs, partially offset by lower sales volume. Sales volume in the first six months of 2026 decreased 6.5% versus the first six months of 2025.
EBITDA from ongoing operations in the first six months of 2026 increased $7.8 million in comparison to the first six months of 2025 primarily due to:
•A $7.2 million increase in contribution margin associated with:
◦Favorable mix ($5.5 million) and favorable manufacturing costs primarily associated with casting capabilities due to scrap spreads, reflecting a wider cost differential between primary aluminum and recycled scrap input, and higher scrap utilization ($7.0 million favorable in the first six months of 2026 versus $0.9 million unfavorable in the first six months of 2025), partially offset by lower volume ($4.1 million), higher labor rates ($3.7 million), decreased labor productivity primarily due to more labor intensive requirements for higher-value products ($0.7 million), higher maintenance expense, primarily associated with downed equipment in the first quarter of 2026 and tariff impacts ($1.1 million), higher die expense, including tariff impact ($1.3 million), higher freight ($1.2 million), and higher utilities ($0.5 million).
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired in a quickly changing commodity pricing environment and passed through to customers, resulted in a benefit of $7.8 million in the first six months of 2026 versus a benefit of $1.0 million in the first six months of 2025.
•Higher fixed costs primarily associated with wage and benefits-related expense increases ($1.1 million).
•Higher SG&A expenses primarily associated with higher incentive compensation, partially offset by lower routine environmental compliance expense ($0.4 million).
•Lower other expense for lower employee-related medical costs associated with medical claims ($2.1 million).
Conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have constrained shipments and raised costs, contributing to historically low U.S. inventory levels. In response to ongoing geopolitical tensions in the Middle East and resulting contraction of the global aluminum market, we have proactively diversified Bonnell Aluminum’s supply chain portfolio to support long-term stability. Through the remainder of 2026, we have successfully secured nearly all of Bonnell Aluminum’s aluminum supply requirements and are proactively reviewing Bonnell Aluminum’s 2027 supply needs and sources to minimize exposure to the Middle East. Simultaneously, we are optimizing billet casting operations at our Carthage, TN, and Newnan, GA facilities to overcome localized production constraints. These strategic shifts in our supply chain and internal capabilities continue to strengthen our operational resilience, positioning Bonnell Aluminum to meet customer demand.

Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $20 million in 2026, including $4 million for productivity projects and $16 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $14 million in 2026. Amortization expense is projected to be $2 million in 2026. The Company anticipates capital spending for Bonnell Aluminum to increase from the levels of the past two years and return to a pattern more closely aligned with depreciation and amortization, consistent with long-term historical patterns. This approach supports ongoing maintenance and efficiency initiatives while maintaining disciplined capital allocation.
High Performance Films
A summary of results for High Performance Films is provided below:

	Three Months Ended		Favorable/	Six Months Ended		Favorable/
(In thousands, except percentages)	June 30,		(Unfavorable)	June 30,		(Unfavorable)
	2026	2025	% Change	2026	2025	% Change
Sales volume (lbs)	9,724	9,798	(0.8)%	18,695	19,437	(3.8)%
Net sales	$25,635	$24,596	4.2%	$47,168	$50,134	(5.9)%
Variable costs	13,385	11,688	(14.5)%	23,807	23,664	(0.6)%
Manufacturing fixed costs[1]	3,652	3,243	(12.6)%	7,123	6,702	(6.3)%
Selling, general and administrative costs[1]	2,857	2,867	0.3%	5,450	5,459	0.2%
Other[2]	(39)	87	NM*	(66)	76	NM*
EBITDA from ongoing operations	$5,780	$6,711	(13.9)%	$10,854	$14,233	(23.7)%
Depreciation & amortization	(1,197)	(1,230)	2.7%	(2,400)	(2,480)	3.2%
EBIT from ongoing operations[3]	$4,583	$5,481	(16.4)%	$8,454	$11,753	(28.1)%
Capital expenditures	$379	$295		$831	$882
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee-related benefit expense (income).
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release. *Not meaningful (“NM”)

Second Quarter 2026 Results vs. Second Quarter 2025 Results
Net sales in the second quarter of 2026 increased 4.2% versus the second quarter of 2025 due to an increase in sales volume for surface protection films, partially offset by unfavorable mix in surface protection films. Surface Protection sales volume increased 17.8% in the second quarter of 2026 versus the second quarter of 2025. Volume for advanced packaging films, which are predominantly manufactured and sold in the U.S. and used in consumer staple items, decreased 17.8% in the second quarter of 2026 versus the second quarter of 2025.
EBITDA from ongoing operations in the second quarter of 2026 decreased $0.9 million versus the second quarter of 2025, primarily due to:
•A decrease in contribution margin of $0.7 million resulting from:
◦A $0.1 million increase from Surface Protection primarily due to favorable productivity and cost improvements ($0.8 million), partially offset by unfavorable mix ($0.2 million) and the pass-through lag associated with higher resin costs (a charge of $0.5 million in the second quarter of 2026 versus no charge or benefit in the second quarter of 2025).
◦A $0.8 million decrease from advanced packaging films primarily due to the pass-through lag associated with higher resin costs (a charge of $0.7 million in the second quarter of 2026 versus no charge or benefit in the second quarter of 2025).
•Higher fixed costs associated with employee-related compensation ($0.4 million).
•Lower SG&A expense associated with lower employee-related compensation ($0.3 million).
•A foreign currency transaction loss of $0.3 million in the second quarter of 2026 versus no gain or loss in the second quarter of 2025.

There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for High Performance Films since the beginning of 2022, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past 4.5 years has averaged approximately $5.0 million per quarter.
First Six Months of 2026 Results vs. First Six Months of 2025 Results
Net sales in the first six months of 2026 decreased 5.9% compared to the first six months of 2025 primarily due to unfavorable mix in surface protection films. Surface Protection sales volume decreased 0.8% in the first six months of 2026 versus the first six months of 2025. Sales volume for surface protection films declined in the first six months of 2026 versus the first six months of 2025 as expected due to a significant customer’s inventory correction and scheduled maintenance activity for another customer in the first six months of 2026. Volume for advanced packaging films decreased 6.9% in the first six months of 2026 versus the first six months of 2025 primarily due to lower margin product. The top four customers comprised 85% and 86% of the net sales for High Performance Films for the first six months of 2026 and first six months of 2025, respectively.
EBITDA from ongoing operations in the first six months of 2026 decreased $3.4 million versus the first six months of 2025, primarily due to:
•A decrease in contribution margin of $3.1 million resulting from:
◦A $2.7 million decrease from Surface Protection associated with lower volume and unfavorable mix ($3.4 million) and the pass-through lag associated with higher resin costs (a charge of $0.6 million in the first six months of 2026 versus a charge of $0.1 million in the first six months of 2025), partially offset by favorable productivity and cost improvements ($1.3 million).
◦A $0.4 million decrease from advanced packaging films primarily due to lower volume ($0.3 million), unfavorable productivity ($0.5 million) and the pass-through lag associated with higher resin costs (a charge of $0.8 million in the first six months of 2026 versus a charge of $0.1 million in the first six months of 2025), partially offset by favorable mix ($1.1 million).
•Higher fixed costs primarily associated with employee-related compensation ($0.4 million).
•Lower SG&A expense associated with lower employee-related compensation ($0.6 million).
•A foreign currency transaction loss of $0.6 million in the first six months of 2026 versus no gain or loss in the first six months of 2025.
Although the conflict-driven disruptions in the Strait of Hormuz beginning in March 2026 have caused an increase to resin costs, High Performance Films maintains pass-through mechanisms with customers and has not experienced supply issues to date.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for High Performance Films are projected to be $2 million in 2026, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $4 million in 2026. There is no amortization expense for High Performance Films.
Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first six months of 2026 decreased $2.7 million compared to the first six months of 2025 due to lower professional fees associated with business development activities ($4.1 million), partially offset by a gain on the sale of corporate-owned land in 2025 ($1.5 million). The Company does not expect significant expenses from business development activities in 2026.
Interest expense was $0.8 million in the first six months of 2026 in comparison to $2.8 million in the first six months of 2025. The decrease was primarily due to the write-off of deferred financing fees related to Amendment No. 5 to the Second Amended and Restated Credit Agreement of $0.8 million during the first six months of 2025, lower weighted average total debt outstanding and lower interest rates.
The effective tax rate from continuing operations in the first six months of 2026 was 19.9% compared to 38.4% in the first six months of 2025. The effective tax rate for the first six months of 2026 varied from the statutory rate of 21% due to research and development tax credits while the effective tax rate for the first six months of 2025 varied from the statutory rate due to a mix of lower pre-tax income and higher nondeductible discrete items as a percentage of pre-tax income. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations.

Debt, Financial Leverage and Debt Covenants
Total debt was $46.0 million at June 30, 2026 and $35.1 million at December 31, 2025. Cash and cash equivalents were $17.2 million at June 30, 2026 and $6.7 million at December 31, 2025. Net debt (total debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $28.8 million at June 30, 2026 and $28.4 million at December 31, 2025. See Note (e) to the Financial Tables in this Press Release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Total debt increased $10.9 million and net debt increased $0.4 million in the first six months of 2026 versus the end of 2025 due to strong cash generation from consolidated EBITDA from ongoing operations of $25.8 million, partially offset by increased working capital, reflecting significantly higher metal and higher resin costs, and higher capital expenditures.
As of June 30, 2026, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures May 6, 2030 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including a portion of trade accounts receivable, inventory, cash and cash equivalents, and owned machinery and equipment. As of June 30, 2026, funds available to borrow under the ABL Facility were approximately $76 million. The median daily liquidity under the ABL Facility during the second quarter of 2026 was $76 million compared with a median of $87 million during the first quarter of 2026. Refer to Note 7 to the Company’s Consolidated Financial Statements in Part IV, Item 15 of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2025 for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of trade policies and prolonged geopolitical conflicts on raw materials and supply chain constraints;
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•the risks associated with our cost-reduction and operational-improvement initiatives, including our ability to achieve the expected benefits within the expected timeframe or at all;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy;
•political, economic and regulatory factors concerning the Company’s products;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•inability to replace aging equipment and information technology systems with necessary capital expenditures;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to protect our intellectual property rights;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2025. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and films for highly engineered surface protection applications in the global electronics industry and advanced packaging. With approximately 1,800 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Sales	$216,236	$179,116	$402,725	$343,853
Other income (expense), net (c) (d)	40	1,385	83	1,376
	216,276	180,501	402,808	345,229

Cost of goods sold (c)	180,784	148,535	338,280	284,178
Freight	6,472	6,153	11,971	11,720
Selling, R&D and general expenses (c)	20,303	20,750	36,896	41,574
Amortization of identifiable intangibles	440	440	879	879
Pension and postretirement benefits	25	27	63	3
Interest expense	465	1,785	824	2,798
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	9	(1)	15	17
	208,498	177,689	388,928	341,169
Income (loss) from continuing operations before income taxes	7,778	2,812	13,880	4,060
Income tax expense (benefit) (c)	1,731	984	2,763	1,560
Net income (loss) from continuing operations	6,047	1,828	11,117	2,500
Income (loss) from discontinued operations, net of tax	(30)	(97)	561	9,332
Net income (loss)	$6,017	$1,731	$11,678	$11,832

Earnings (loss) per share:
Basic:
Continuing operations	$0.17	$0.05	$0.32	$0.07
Discontinued operations	—	—	0.02	0.27
Basic earnings (loss) per share	$0.17	$0.05	$0.34	$0.34
Diluted:
Continuing operations	$0.17	$0.05	$0.32	$0.07
Discontinued operations	—	—	0.02	0.27
Diluted earnings (loss) per share	$0.17	$0.05	$0.34	$0.34

Shares used to compute earnings (loss) per share:
Basic	34,844	34,775	34,771	34,694
Diluted	34,844	34,775	34,771	34,694

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net Sales
Aluminum Extrusions	$184,129	$148,367	$343,586	$281,999
High Performance Films	25,635	24,596	47,168	50,134
Total net sales	209,764	172,963	390,754	332,133
Add back freight	6,472	6,153	11,971	11,720
Sales as shown in the condensed consolidated statements of income (loss)	$216,236	$179,116	$402,725	$343,853

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$14,510	$9,283	$26,192	$18,441
Depreciation & amortization	(4,199)	(4,093)	(8,244)	(8,319)
EBIT (b)	10,311	5,190	17,948	10,122
Plant shutdowns, asset impairments, restructurings and other (c)	(366)	(57)	(588)	(1,225)
High Performance Films:
Ongoing operations:
EBITDA (b)	$5,780	$6,711	$10,854	$14,233
Depreciation & amortization	(1,197)	(1,230)	(2,400)	(2,480)
EBIT (b)	4,583	5,481	8,454	11,753
Plant shutdowns, asset impairments, restructurings and other (c)	—	1	—	1
Total	14,528	10,615	25,814	20,651
Interest income	18	6	29	11
Interest expense	465	1,785	824	2,798
Corporate expenses, net (c)	6,303	6,024	11,139	13,804
Income (loss) from continuing operations before income taxes	7,778	2,812	13,880	4,060
Income tax expense (benefit)	1,731	984	2,763	1,560
Net income (loss) from continuing operations	6,047	1,828	11,117	2,500
Income (loss) from discontinued operations, net of tax	(30)	(97)	561	9,332
Net income (loss)	$6,017	$1,731	$11,678	$11,832

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$17,179	$6,729
Accounts and other receivables, net	97,451	81,811
Income taxes recoverable	—	47
Inventories	88,081	64,962
Prepaid expenses & other	7,278	15,525
Total current assets	209,989	169,074
Property, plant & equipment, net	135,112	132,975
Right-of-use leased assets	14,419	12,764
Identifiable intangible assets, net	4,689	5,568
Goodwill	22,446	22,446
Deferred income taxes	24,501	26,277
Other assets	1,769	2,268
Total assets	$412,925	$371,372
Liabilities and Shareholders’ Equity
Accounts payable	$94,455	$75,754
Accrued expenses	23,857	25,411
Lease liability, short-term	2,585	2,263
Short-term debt	—	498
Income taxes payable	232	455
Total current liabilities	121,129	104,381
Lease liability, long-term	12,103	10,960
ABL revolving facility	46,000	34,550
Pension and other postretirement benefit obligations, net	1,279	1,196
Other non-current liabilities	3,848	3,731
Shareholders’ equity	228,566	216,554
Total liabilities and shareholders’ equity	$412,925	$371,372

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$11,678	$11,832
Adjustments for noncash items:
Depreciation	9,857	10,018
Amortization of intangibles	879	879
Reduction of right-of-use leased assets	1,096	1,064
Deferred income taxes	1,956	1,209
Accrued pension and postretirement benefits	63	107
Stock-based compensation expense	256	919
Gain on the sale of assets	—	(1,492)
Gain on sale of divested business	(565)	(9,657)
Changes in assets and liabilities:
Accounts and other receivables	(15,637)	(14,016)
Inventories	(23,101)	(15,263)
Income taxes recoverable/payable	(176)	(349)
Prepaid expenses and other	7,531	8,897
Accounts payable and accrued expenses	14,559	2,336
Lease liability	(1,286)	(1,240)
Pension and postretirement benefit plan contributions	(58)	(291)
Other, net	625	2,195
Net cash provided by (used in) operating activities	7,677	(2,852)
Cash flows from investing activities:
Capital expenditures	(9,266)	(5,638)
Proceeds from the sale of Terphane	565	9,835
Proceeds from the sale of assets	—	1,904
Net cash (used in) provided by investing activities	(8,701)	6,101
Cash flows from financing activities:
Borrowings	105,900	88,197
Debt principal payments	(94,962)	(87,494)
Debt financing costs	—	(1,272)
Net cash provided by (used in) financing activities	10,938	(569)
Effect of exchange rate changes on cash	536	53
Increase (decrease) in cash and cash equivalents	10,450	2,733
Cash and cash equivalents at beginning of period	6,729	7,062
Cash and cash equivalents at end of period	$17,179	$9,795

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2026 and 2025 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2026	2025	2026	2025
Net income (loss) from continuing operations as reported under GAAP[1]	$6.0	$1.8	$11.1	$2.5
After-tax effects of:
(Gains) losses from sale of assets and other:
Other	0.4	—	0.3	2.9
Net income (loss) from ongoing operations[1]	$6.4	$1.8	$11.4	$5.4

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.17	$0.05	$0.32	$0.07
After-tax effects per diluted share of:
(Gains) losses from sale of assets and other:
Other	0.01	—	0.01	0.08
Earnings (loss) per share from ongoing operations (diluted)	$0.18	$0.05	$0.33	$0.15
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 9 to the Company’s Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2026 and 2025 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.2	$0.2	$0.5	$0.5
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	0.1	0.1	—	—
Total for Aluminum Extrusions	$0.3	$0.3	$0.5	$0.5
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.1	$—	$(0.3)	$(0.3)
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.2	0.1
Total for Corporate	$0.2	$0.1	$(0.1)	$(0.2)
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.4	$0.3	$0.8	$0.6
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	(0.2)	(0.1)	0.1	0.2
Storm damage to the Newnan, Georgia plant[1]	(0.2)	(0.1)	(0.2)	(0.1)
Aluminum premium charge as a result of unplanned maintenance interruptions[2]	—	—	0.3	0.2
Total for Aluminum Extrusions	$—	$0.1	$1.0	$0.9
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$1.3	$0.9	$3.8	$2.9
Professional fees associated with remediation activities related to internal control over financial reporting[1]	—	—	0.2	0.1
Group annuity contract premium adjustment[3]		—	0.1	0.1
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.2	0.2
Proceeds on the sale of corporate-owned land[3]	(1.4)	(1.1)	(1.5)	(1.2)
Total for Corporate	$—	$(0.1)	$2.8	$2.1
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Cost of Goods Sold” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2026 and 2025 are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2026	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$7.8	$1.8	$6.0	22.3%
(Gains) losses from sale of assets and other	0.5	0.1	0.4
Net income (loss) from ongoing operations	$8.3	$1.9	$6.4	22.1%
Three Months Ended June 30, 2025
Net income (loss) from continuing operations as reported under GAAP	$2.8	$1.0	$1.8	35.0%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	—	—	—
Net income (loss) from ongoing operations	$2.8	$1.0	$1.8	35.0%
Six Months Ended June 30, 2026
Net income (loss) from continuing operations as reported under GAAP	$13.9	$2.8	$11.1	19.9%
(Gains) losses from sale of assets and other	0.4	0.1	0.3
Net income (loss) from ongoing operations	$14.3	$2.9	$11.4	20.0%
Six Months Ended June 30, 2025
Net income (loss) continuing operations as reported under GAAP	$4.1	$1.6	$2.5	38.4%
(Gains) losses from sale of assets and other	3.8	0.9	2.9
Net income (loss) from ongoing operations	$7.9	$2.5	$5.4	31.3%
(e) Net debt is calculated as follows:

(In millions)	June 30,	December 31,
	2026	2025
Short-term debt	$—	$0.5
ABL revolving facility	46.0	34.6
Total debt	46.0	35.1
Less: Cash and cash equivalents	17.2	6.7
Net debt	$28.8	$28.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three and six months ended June 30, 2026 and 2025 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Net income (loss) from continuing operations as reported under GAAP[1]	$6.0	$1.8	$11.1	$2.5
After-tax effects of:
(Gains) losses from sale of assets and other	0.4	—	0.3	2.9
Net income (loss) from ongoing operations[1]	6.4	1.8	11.4	5.4
Depreciation and amortization	5.4	5.4	10.7	10.9
Interest expense	0.5	1.8	0.8	2.8
Income taxes from ongoing operations[1]	1.9	1.0	2.9	2.5
Consolidated EBITDA from ongoing operations	$14.2	$10.0	$25.8	$21.6
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211